FOR IMMEDIATE RELEASE

Ciena Appoints Marc D. Graff as Senior Vice President and Chief Financial Officer

HANOVER, Md. – June 18, 2025 – Ciena® Corporation (NYSE: CIEN), the global leader in high-speed connectivity, today announced the appointment of Marc D. Graff as Senior Vice President and Chief Financial Officer (CFO) effective August 1, 2025. Reporting to President and CEO Gary B. Smith as a member of the Executive Leadership Team, he will be based at Ciena’s corporate headquarters in Maryland.

"Marc brings extensive financial expertise and industry knowledge, particularly in data center-related technologies, to Ciena at a pivotal time as AI and cloud computing fuel growing demand for high-speed connectivity," said Gary B. Smith, President and CEO of Ciena. "His leadership of our global financial strategy and operations will be instrumental in driving our continued growth and delivering value for our shareholders."

Mr. Graff has nearly 30 years of global finance experience in financial planning and analysis (FP&A), tax and trade matters, and accounting, including more than nine years in Asia. Before joining Ciena, he served as Senior Vice President and CFO at Altera Corporation, a leading provider of FPGA hardware and software solutions, where he was instrumental in executing the majority sale of Altera from Intel Corporation. Prior to Altera, Mr. Graff served as CFO and Chief Operating Officer for Intel’s Data Center and Artificial Intelligence Group, and previously held other executive finance roles across various manufacturing and business units at Intel. Mr. Graff holds a Bachelor of Science in finance and economics from the University of Colorado and a Master of Business Administration from the University of Michigan.

Regarding his appointment as CFO of Ciena, Mr. Graff said, "I'm excited to join Gary and the rest of the Ciena team to drive shareholder value, particularly through the opportunities presented by AI and data center workloads that require greater high-speed connectivity."

Ciena previously announced the retirement of James E. Moylan, Jr., Senior Vice President and CFO, effective August 28, 2025. Until that time, Mr. Moylan will assist in the transition of his responsibilities to Mr. Graff.
###
About Ciena
Ciena is the global leader in high-speed connectivity. We build the world’s most adaptive networks to support exponential growth in bandwidth demand. By harnessing the power of our networking systems, components, automation software, and services, Ciena revolutionizes data transmission and network management. With unparalleled expertise and innovation, we empower our customers, partners, and communities to thrive in the AI era. For updates on Ciena, follow us on LinkedIn and X, or visit the Ciena Insights webpage and Ciena website.

Note to Ciena Investors You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time, we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.